Exhibit (a)(1)(E)

Color Up Announces Final Results of Tender Offer
for The Parking REIT

Cincinnati, OH – November 8, 2021 – Color Up, LLC (“Color Up”) announced today the expiration and final results of its tender offer (the “Offer”) for up to 900,506 shares of common stock, $0.0001 par value, of The Parking REIT, Inc. (the “Company”). The Offer commenced on October 5, 2021 and expired at 5:00 p.m. (Eastern time) on November 5, 2021.

Based on the final count by the paying agent and depositary for the Offer, Broadridge, Inc., a total of 878,082 shares were validly tendered and not validly withdrawn. Pursuant to the Equity Purchase and Contribution Agreement dated January 8, 2021 between Color Up, the Company and the other parties thereto (the “Purchase Agreement”), Color Up will purchase the remaining 22,424 shares from the Company pursuant to the Company Backstop (as defined in the Purchase Agreement) at the Offer Price.

"With the completion of the Tender Offer, we are now moving on to the next chapter of The Parking REIT as we execute on our growth strategy,” said Stephanie Hogue, President of The Parking REIT. ”Over the coming months, we look forward to providing additional detail on our strategic direction and our plans to create value over time."

“Completing the Tender Offer is a big step in The Parking REIT’s transformation,” Chief Executive Officer, Manuel Chavez, III, stated. “It provides us with a fresh platform to build our portfolio of parking lots and garages and position ourselves for a potential listing on a national securities exchange down the road.”

Payment for the shares accepted for purchase under the Offer will occur promptly. Any further questions regarding the Tender Offer may be directed to Broadridge.

This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any shares of The Parking REIT.

Additional Information Regarding the Tender Offer

This communication is for informational purposes only, is not a recommendation to buy or sell the Company's common stock, and does not constitute an offer to buy or the solicitation to sell shares of the Company's common stock. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Color Up has filed with the SEC. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Stockholders may obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that each of Color Up and the Company files with the SEC at the SEC's website at www.sec.gov, and stockholders may obtain them for free from the information agent for the tender offer:

Broadridge, Inc.
Attn: BCIS IWS
51 Mercedes Way
Edgewood, NY 11717
Call Toll-Free: (888) 789-8409
Email: shareholder@broadridge.com

About The Parking REIT

The Parking REIT, Inc. is a publicly registered, non-traded real estate investment trust (“REIT”) that invests in a portfolio of parking facilities located throughout the United States and Canada. We focus our investments primarily on parking lots, parking garages and other parking structures. For more information, visit www.theparkingreit.com. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not part of, this press release.

Forward Looking Statements

The statements in this press release related to Company’s anticipated future performance, growth and activities constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements reflect management’s current expectations as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Actual results could differ materially from those expressed or implied by such forward-looking statements as a result of various factors, including, but not limited to those certain risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements.

Contact Information

Investor Relations
icrparking@icrinc.com
11258065.1